                                                                    EXHIBIT 3.1B

                         CERTIFICATE OF AMENDMENT TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          CONVERGENT GROUP CORPORATION

CONVERGENT GROUP CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation Law"), does hereby certify as follows:

         1. The name of the corporation is Convergent Group Corporation (hereinafter the "Corporation").

         2. The Corporation's original Certificate of Incorporation was initially filed with the Secretary of State of Delaware on April 7, 1994 and the Corporation's Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 13, 1999. A Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 21, 2000, and an Amended and Restated Certificate of Incorporation (which in accordance with its terms has not yet become effective) was filed with the Secretary of State of the State of Delaware on July 21, 2000.

         3. The following amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 141, 228 and 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation having adopted resolutions setting forth the proposed amendments to the Restated Certificate of Incorporation, declaring their advisability, and directing that they be submitted to the stockholders of the Corporation for their approval; the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption thereof; and written notice of such adoptions by the stockholders without a meeting by less than unanimous written consent to be given promptly to those stockholders from whom such written consent was not received.

         A. In order to effect a reverse split of the outstanding shares of the Corporation's Common Stock, par value $0.001 per share, a new paragraph shall be added as the second paragraph of Article III to read as follows:

                  Upon the filing of the Certificate of Amendment which adds this paragraph to the Certificate of Incorporation (the "Effective Time"), each two (2) issued and outstanding shares of Common Stock of the Corporation, par value $0.001 per share, shall be automatically and without any action on the part of the respective holders thereof reclassified into one (1) share of Common Stock, par value $0.001 per share. Pending the surrender of certificates representing the Common Stock reclassified pursuant to the preceding sentence, each certificate therefor shall, from and after the Effective Time, be deemed to represent the number of shares of Common Stock into which the shares evidenced thereby were so reclassified. No fractional shares of Common Stock shall be issued upon the reclassification pursuant to this paragraph. The number of full and fractional shares of Common Stock to which a holder is entitled upon the reclassification pursuant to this paragraph shall be determined on the basis of the total number of full and fractional shares being reclassified held by such holder. Any remaining fraction of a share of Common Stock shall be settled by a cash payment made by the Corporation in an amount equal to such fraction multiplied by the fair market value of the Common Stock as of the date that the Certificate of Amendment with respect hereto is filed with the Secretary of State of the State of Delaware, as such fair market value is determined by the Board of Directors of the Corporation.. No change shall be made to the authorized number of shares of Common Stock, which shall remain at 125,000,000 shares of Common Stock.

                                    * * * * *

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer this 21st day of July, 2000 and hereby affirms that the facts stated herein are true.


                                      CONVERGENT GROUP CORPORATION


                                      By: /s/ Scott M. Schley
                                         ---------------------------------------
                                      Name:  Scott M. Schley
                                      Title: Executive Vice President of Finance